Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL DATA

The unaudited pro forma statement of operations sets forth certain income statement and other data of Pilgrim’s Pride Corporation (the “Company” or “Pilgrim’s Pride”) on a pro forma basis giving effect to the acquisition of Gold Kist Inc. (“Gold Kist”), the refinancing of certain of the Company’s notes payable in December 2006, the completion on January 24, 2007 of the offering of $400 million aggregate principal amount of the Company’s 7 5/8% Senior Notes due May 1, 2015 and $250 million aggregate principal amount of the Company’s 8 3/8% Senior Subordinated Notes due May 1, 2017, and the application of the net proceeds of such offering to repay the entire indebtedness outstanding under the Company’s bridge loan facility and indebtedness outstanding under the Company’s revolving/term loan facility (both incurred in connection with the Gold Kist Acquisition) and to repurchase certain of the Company’s 9 1/4% Senior Subordinated Notes due November 15, 2013, as if the transactions had occurred as of the beginning of the fiscal year ended September 30, 2006. The unaudited pro forma balance sheet data give effect to the Gold Kist acquisition, the refinancing of certain Pilgrim’s Pride notes payable in December 2006, the completion of the offering of the 7 5/8% Senior Notes due 2015 and the 8 3/8% Senior Subordinated Notes due 2017 and the application of the net proceeds as described above as if they had occurred on September 30, 2006. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma financial data are provided for information purposes only and are not necessarily indicative of the Company’s future results or the operating results or financial condition that would have actually been obtained had such transactions been consummated as of the assumed dates. These unaudited pro forma financial data should be read in conjunction with the Company’s consolidated financial statements and the related notes, “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Selected Financial Data” included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 filed by Pilgrim’s Pride with the Securities and Exchange Commission on November 20, 2006 and Gold Kist’s consolidated financial statements and the related notes included in the Company’s current report on Form 8-K/A (Amendment No. 1) filed with the Securities and Exchange Commission on January 11, 2007.

Pilgrim’s Pride Corporation

Unaudited Pro Forma Condensed Balance Sheet

September 30, 2006

(In thousands)

	Pilgrim’s Pride	Gold Kist	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$156,404	$77,532	$(83,936	)(B,C)	$150,000
Investments in available for sale securities	21,246	—	—		21,246
Trade accounts and other receivables, less allowance for doubtful accounts	263,149	114,758	—		377,907
Inventories	585,940	225,831	—		811,771
Income taxes receivable	39,167	—	(18,244	)(B)	20,923
Current deferred taxes	7,288	11,015	—		18,303
Other current assets	32,480	14,279	—		46,759

Total Current Assets	1,105,674	443,415	(102,180)		1,446,909

Investments	115,375	—	—		115,375
Deferred income taxes, net	—	17,682	(17,682	)(B)	—
Other Assets	50,825	55,216	5,218	(B,E)	111,259
Goodwill	—	19,922	510,674	(B)	530,596
Property, plant and equipment	1,154,994	332,902	338,723	(B)	1,826,619

Total Assets	$2,426,868	$869,137	$734,753		$4,030,758

See accompanying notes.

	Pilgrim’s Pride	Gold Kist	Pro Forma Adjustments		Pro Forma Combined

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$293,685	$69,927	$—		$363,612
Accrued expenses	272,830	83,559	82,160	(B)	438,549
Income taxes payable	—	18,244	(18,244	)(B)	—
Current maturities of long term debt	10,322	2,221	(9,248	)(C)	3,295

Total Current Liabilities	576,837	173,951	54,668		805,456

Long-Term Debt
Secured revolving credit facility	74,682	—	—		74,682
Note payable to an insurance company maturing in 2012	50,115	—	(50,115	)(C)	—
Notes payable to an insurance company maturing in 2013	41,333	—	(41,333	)(C)	—
Revolving credit facility	—	—	676,500	(C)	676,500
Term credit facility	—	—	100,000	(C)	100,000
9 5/8% Senior Notes due 2011	299,601	—	—		299,601
7 5/8% Senior Notes due 2015	—	—	400,000	(C)	400,000
8 3/8% Senior Subordinated Notes due 2017	—	—	250,000	(C)	250,000
9 1/4% Senior Subordinated Notes due 2013	82,640	—	(75,655	)(C)	6,985
10 1/4% Senior Notes due 2014	—	128,505	(128,505	)(C)	—
Other Debt	16,827	15,156	(13,595	)(C)	18,388
Less current maturities	(10,322)	(2,221)	9,248	(C)	(3,295)

Net long term debt	554,876	141,440	1,126,545		1,822,861
Deferred income taxes	175,869	—	78,628	(B)	254,497
Other long term liabilities	—	82,288	(44,389	)(B)	37,899
Minority Interest in Subsidiary	1,958	—	—		1,958
Stockholders’ equity	1,117,328	471,458	(480,699	)(B)	1,108,087

Total liabilities and stockholders’ equity	$2,426,868	$869,137	$734,753		$4,030,758

Pilgrim’s Pride Corporation

Unaudited Pro Forma Statement of Operations

For the Year Ended September 30, 2006

(In thousands)

	Pilgrim’s Pride	Gold Kist	Pro Forma Adjustments		Pro Forma Combined
Statement of Operations:
Net sales	$5,235,565	$2,127,374	$(10,860	)(D)	$7,352,079

Cost of sales	4,937,965	2,041,171	14,796	(D)	6,993,932

Gross Profit	297,600	86,203	(25,656)		358,147
Selling, general and administrative expenses	294,598	107,526	(4,309	)(D)	397,815
Other charges	—	6,152	(6,152	)(H)	—

Operating income (loss)	3,002	(27,475)	(15,195)		(39,668)
Interest expense	50,601	15,347	79,563	(F)	145,511
Interest income	(10,048)	(5,528)	—		(15,576)
Foreign exchange loss	144	—	—		144
Other (income) from joint venture, net	—	(2,461)	—		(2,461)
Other income, net	(1,378)	(2,464)	—		(3,842)

Loss before taxes	(36,317)	(32,369)	(94,758)		(163,444)
Income tax benefit	(2,085)	(14,624)	(34,113	)(G)	(50,822)

Net loss	$(34,232)	$(17,745)	$(60,645)		$(112,622)

Net loss per common share (basic and diluted)	$(.51)	$(.35)			$(1.69)
Weighted average shares outstanding (basic and diluted)	66,555,733	50,100,000			66,555,733

Other Data:
Depreciation and amortization	$135,133	$44,793	$34,528		$214,796
Capital expenditures	$143,882	$90,438	$—		$234,320
Amortization of capitalized financing charges	$2,606	$943	$997		$4,546

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

(A)	Fiscal year 2006 for each of Gold Kist and Pilgrim’s Pride ended on September 30, 2006.

(B)	The Gold Kist acquisition is accounted for as a purchase business combination. The acquisition was completed on January 9, 2007, and funded by drawings under the Company’s revolving/term borrowing facility and borrowings under the Company’s bridge loan agreement, which were refinanced with the net proceeds of the offering of the Company’s 7 5/8% Senior Notes due 2015 and its 8 3/8% Senior Subordinated Notes due 2017. The Unaudited Pro Forma Financial Data do not include any adjustments related to restructuring costs or recurring benefits expected from synergies. The purchase price allocation is preliminary and further adjustments may be made based on the completion of final valuation and other studies. The Company’s management has preliminarily valued the plant, property and equipment and other assets based on their experience with valuations for similar properties and assets in the past. Pilgrim’s Pride will revise the purchase price allocation when final valuations are available. Pilgrim’s Pride is in the process of completing a valuation of fixed assets and other intangibles and the Company will adjust the purchase price allocation accordingly. Pilgrim’s Pride cannot currently estimate the ultimate adjustment to the final purchase price as a result of various purchase price adjustments.

Pilgrim’s Pride expects to terminate the Gold Kist defined benefit pension plan, effective February 8, 2007, and has adjusted the pension liability to a preliminary estimate of the amount necessary to terminate the plan.

The Gold Kist acquisition was made pursuant to a cash tender offer at $21.00 per share and a subsequent merger. Vesting of all outstanding restricted stock and other share-based awards was accelerated and the holders of such awards were paid the $21.00 per share acquisition price or the difference between such price and the value of the relevant award (determined pursuant to the award agreement), as applicable. Pilgrim’s Pride also made a cash offer and related consent solicitation for, and purchased the entire $130 million outstanding principal amount of, Gold Kist’s 10¼% Senior Notes due 2014 at a purchase price (including accrued interest to the payment date) of $1,122.41 per $1,000 principal amount of notes plus, in the case of holders of such notes who tendered their notes and related consents on or prior to the consent date specified in the offer to purchase, an additional consent payment of $30.00 per $1,000 principal amount of notes. In addition, Pilgrim’s Pride intends to redeem Gold Kist’s outstanding certificates of interest for $22.6 million. Change in control payments of approximately $19.5 million were incurred and Pilgrim’s Pride expects to pay other transaction costs of approximately $35.5 million.

The following preliminary purchase price and purchase price allocation is based on the consolidated balance sheet of Gold Kist as follows (in thousands, except share and per share amounts):

Purchase consideration:
Purchase 51,024,977 shares at $21.00 per share	$1,071,525
Purchase of 10 1/4% Senior Notes	153,766
Retirement of certificates of interest	22,595
Retirement of various share-based compensation awards	13,714
Various costs and fees	54,966

Total purchase price	$1,316,566

Purchase price allocation:
Current assets	$425,171
Property, plant and equipment	671,625
Goodwill	530,596
Other assets	50,997

Total assets acquired	1,678,389
Current liabilities	238,538
Long-term debt, less current maturities	1,561
Deferred income taxes	83,825
Other long-term liabilities	37,899

Total liabilities assumed	361,823

Total purchase price	$1,316,566

The purchase price allocation includes reclassifications to conform Gold Kist’s financial statement presentation to the Company’s presentation and to adjust the basis in the acquired assets and liabilities based on the purchase price.

Goodwill represents the purchase price in excess of the value assigned to identifiable tangible and intangible assets. The value assigned to goodwill is supported by expected benefits gained by consolidating the two companies.

(C)	Represents adjustments to long-term debt and interest expense to consider the following attributes of the Gold Kist acquisition and the related offering and financings:

i.	Tender offer and purchase of Gold Kist’s 10 1/4% Senior Notes due 2014 at $1,122.41 per $1,000 principal amount of notes plus $30.00 per $1,000 principal amount of notes paid for tenders on or prior to the consent date for a total premium of $19.8 million and the prompt retirement of Gold Kist’s outstanding certificates of interest;

ii.	Increase in long-term debt resulting from the issuance of the 7 5/8% Senior Notes due 2015 and the 8 3/8% Subordinated Notes due 2017;

iii.	Increase in long-term debt resulting from $676.5 million of borrowings under the revolver portion of the Company’s revolving/term credit facility. Excess cash of $83.9 million was used to reduce the amount borrowed under the revolver portion of the revolving/term credit facility;

iv.	Increase in long-term debt resulting from $100.0 million of borrowings under the Company’s term credit facility; and

v.	Reduction in long-term debt for the extinguishment of two classes of Pilgrim’s Pride notes payable to insurance companies in December 2006 and $75.7 million of Pilgrim’s Pride 9 1/4% Senior Subordinated Notes due 2013 for $83.0 million, plus accrued interest of approximately $2.6 million, from proceeds of the issuance of the 7 5/8% Senior Notes due 2015 and the 8 3/8% Senior Subordinated Notes due 2017. Deferred financing costs of approximately $7.1 million and a premium of $7.4 million will be expensed as a result of the refinancing.

(D)	Represents the adjustments to give effect to the following:

i.	Elimination of intercompany sales and related cost of sales between Pilgrim’s Pride and Gold Kist.

ii.	Additional depreciation expense based on the fair value preliminarily assigned to property, plant and equipment assuming a useful life of 10 years.

iii.	Additional compensation costs related to the reversal of the Gold Kist pension plan expense and replacement with the expense of the Pilgrim’s Pride 401K plan reflecting management’s termination of the Gold Kist pension plan, effective February 8, 2007.

iv.	Reclassification of certain selling, general and administrative costs to cost of sales to conform Gold Kist’s financial statement presentation to the Company’s presentation.

(E)	As a result of these financing transactions, Pilgrim’s Pride expects to incur deferred financing costs of $16.5 million, which have been capitalized in other assets, related to the refinancing of the long-term debt.

(F)	Represents revised interest costs as a result of the acquisition and refinancing as described in C and E above. Interest also includes the 1.0% guarantee fee required to be paid to the Company’s major stockholder for his guarantees on 50% of the secured debt described in (c) iii. and iv. above.

(G)	Represents the adjustment to estimated income tax expense as a result of the Gold Kist acquisition and the pro forma adjustments.

(H)	Reversal of transaction costs incurred by Gold Kist as of September 30, 2006, related to the acquisition.